SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement.	☐ Confidential, for Use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒ Definitive proxy statement.
☐ Definitive additional materials.
☐ Soliciting material under Rule 14a-12.

Lakeland Financial Corporation

________________________________________________________________________________

(Name of Registrant as Specified in Its Charter)

________________________________________________________________________________

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (check the appropriate box):

☒ No fee required.

☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:

________________________________________________________________________________

(2)	Aggregate number of securities to which transaction applies:

________________________________________________________________________________

(3)          Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

________________________________________________________________________________

(4)	Proposed maximum aggregate value of transaction:

________________________________________________________________________________

(5)	Total fee paid:

________________________________________________________________________________

☐  Fee paid previously with preliminary materials:

___________________________________________________________________________________

☐  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

________________________________________________________________________________

(2)	Form, Schedule or Registration Statement No.:

________________________________________________________________________________

(3)	Filing Party:

________________________________________________________________________________

(4)	Date Filed:

________________________________________________________________________________

P.O. Box 1387 • Warsaw, Indiana 46581 • (574) 267-6144

March 6, 2006

Dear Shareholder:

On behalf of the board of directors and management of Lakeland Financial Corporation, we cordially invite you to attend the annual meeting of shareholders of Lakeland Financial Corporation to be held at 12:00 p.m. on April 11, 2006, at Westminster Hall located at 200 Seminary Drive in Winona Lake, Indiana. The accompanying notice of annual meeting of shareholders and proxy statement discuss the business to be conducted at the meeting. We have also enclosed a copy of our 2005 summary annual report to shareholders and a copy of our annual report on Form 10-K for your review. At the meeting we will report on operations and the outlook for the year ahead.

Our Nominating and Corporate Governance Committee has nominated four persons to serve as directors, each of whom are incumbent directors. Additionally, our Audit Committee has selected, and we recommend, that you ratify the selection of Crowe Chizek and Company LLC to continue as our independent registered public accounting firm for the year ending December 31, 2006. We recommend you vote your shares for the director nominees and in favor of the ratification of our accountants.

We encourage you to attend the meeting in person. Please return the enclosed RSVP card if you plan to attend. Whether or not you plan to attend, however, please complete, date, sign and return the enclosed proxy card in the enclosed envelope. This will assure that your shares are represented at the meeting.

We look forward with pleasure to seeing and visiting with you at the meeting.

Very truly yours,

Michael L. Kubacki

Chairman of the Board, President and Chief Executive Officer

P.O. Box 1387 • Warsaw, Indiana 46581 • (574) 267-6144

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 11, 2006

To the shareholders:

The annual meeting of the shareholders of Lakeland Financial Corporation will be held on Tuesday, April 11, 2006, at 12:00 p.m. at Westminster Hall located at 200 Seminary Drive in Winona Lake, Indiana, for the following purposes:

1.	to elect four members of the board of directors;

2.	to ratify the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for the fiscal year ending December 31, 2006; and

3.	to transact such other business as may properly be brought before the meeting and any adjournments or postponements of the meeting.

Only shareholders of record on our books at the close of business on February 22, 2006, the record date for the annual meeting, will be entitled to vote at the annual meeting. In the event there are an insufficient number of votes for a quorum or to approve or ratify any of the foregoing proposals at the time of the annual meeting, the meeting may be adjourned or postponed in order to permit us to further solicit proxies.

By order of the board of directors

Michael L. Kubacki
Chairman of the Board, President and
Chief Executive Officer

Warsaw, Indiana

March 6, 2006

PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. WE HOPE THAT YOU WILL BE ABLE TO ATTEND THE MEETING, AND IF YOU DO YOU MAY VOTE YOUR STOCK IN PERSON IF YOU WISH. YOU MAY REVOKE THE PROXY CARD AT ANY TIME PRIOR TO ITS EXERCISE.

LAKELAND FINANCIAL CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

April 11, 2006

Lakeland Financial Corporation, an Indiana corporation, with its principal executive offices located in Warsaw, Indiana, is the holding company for Lake City Bank. We also own all of the common securities of Lakeland Statutory Trust II, a Connecticut business trust created for the issuance of trust preferred securities. Lake City Bank owns all of the common stock of LCB Investments Limited, a subsidiary formed in 1999 to manage a portion of the Bank’s securities portfolio.

This proxy statement is being furnished to shareholders in connection with the solicitation by our board of directors of proxies to be used at the annual meeting to be held at Westminster Hall, located at 200 Seminary Drive in Winona Lake, Indiana on Tuesday, April 11, 2006 at 12:00 p.m., or at any adjournments or postponements of the meeting. Our summary annual report to shareholders, including the consolidated financial statements for the fiscal year ended December 31, 2005 and a copy of our Form 10-K that we filed with the Securities and Exchange Commission, accompanies this proxy statement, which is first being mailed to shareholders on or about March 6, 2006.

The following is information regarding the meeting and the voting process, presented in a question and answer format.

Why am I receiving this proxy statement and proxy card?

You are receiving a proxy statement and proxy card from us because on February 22, 2006, the record date for the annual meeting, you owned shares of Lakeland Financial’s common stock. This proxy statement describes the matters that will be presented for consideration by the shareholders at the annual meeting. It also gives you information concerning the matters to assist you in making an informed decision.

When you sign the enclosed proxy card, you appoint the proxy holder as your representative at the meeting. The proxy holder will vote your shares as you have instructed in the proxy card, thereby ensuring that your shares will be voted whether or not you attend the meeting. Even if you plan to attend the meeting, you should complete, sign and return your proxy card in advance of the meeting just in case your plans change.

If you have signed and returned the proxy card and an issue comes up for a vote at the meeting that is not identified on the card, the proxy holder will vote your shares, pursuant to your proxy, in accordance with his or her judgment.

What matters will be voted on at the meeting?

You are being asked to vote on the election of four directors of Lakeland Financial for a term expiring in 2009 and the ratification of the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for the 2006 fiscal year. These matters are more fully described in this proxy statement.

How do I vote?

You may vote either by mail or in person at the meeting. If you are a record holder of shares, you may complete and sign the enclosed proxy card and mail it in the enclosed pre-addressed envelope. No postage is required if mailed in the United States. If you mark your proxy card to indicate how you want your shares voted, your shares will be voted as you instruct.

If you sign and return your proxy card but do not mark the card to provide voting instructions, the shares represented by your proxy card will be voted

“for” all four nominees named in this proxy statement and “for” the ratification of the appointment of our auditors.

If you are a beneficial owner and a broker or other fiduciary is the record holder (or in what is usually referred to as “street name”), then you received this proxy statement from the record holder. The record holder should have given you instructions for directing how the record holder should vote your shares. It will then be the record holder’s responsibility to vote your shares for you in the manner you direct.

If you want to vote in person, please come to the meeting. We will distribute written ballots to anyone who wants to vote at the meeting. Please note, however, that if your shares are held in the name of a broker or other fiduciary, you will need to arrange to obtain a proxy from the record holder in order to vote in person at the meeting. Even if you plan to attend the annual meeting, you should complete and return your proxy card in advance of the annual meeting in case your plans change.

If I hold shares in the name of a broker, who votes my shares?

Under the rules of various national and regional securities exchanges, brokers and other fiduciaries may generally vote on routine matters, such as the election of directors and the ratification of independent registered public accounting firm, but cannot vote on non-routine matters, such as an amendment to the certificate of incorporation or the adoption of a stock incentive plan, unless they have received voting instructions from the person for whom they are holding shares. You should do this by carefully following the instructions your broker gives you concerning their procedures.

What does it mean if I receive more than one proxy card?

It means that you have multiple holdings reflected in our stock transfer records and/or in accounts with stockbrokers. Please sign and return ALL proxy cards to ensure that all of your shares are voted.

What if I change my mind after I return my proxy card?

If you hold your shares in your own name, you may revoke your proxy and change your vote at any time before the polls close at the meeting. You may do this by:

•	signing another proxy card with a later date and returning that proxy card to our transfer agent at:

American Stock Transfer and Trust Company

59 Maiden Lane

New York, New York 10038;

•	sending notice to us that you are revoking your proxy; or
•	voting in person at the meeting.

If you hold your shares in the name of your broker and desire to revoke your proxy, you will need to contact your broker to revoke your proxy.

How many votes do we need to hold the annual meeting?

A majority of the shares that are outstanding and entitled to vote as of the record date must be present in person or by proxy at the meeting in order to hold the meeting and conduct business.

Shares are counted as present at the meeting if the shareholder either:

•	is present and votes in person at the meeting; or
•	has properly submitted a signed proxy card or other form of proxy.

On February 22, 2006, the record date, there were 6,013,029 shares of common stock issued and outstanding. Therefore, at least 3,006,515 shares need to be present at the annual meeting.

What happens if a nominee is unable to stand for re-election?

The board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter case, shares represented by proxies may be voted for a substitute nominee. Proxies cannot be voted for more than four nominees. We have no reason to believe any nominee will be unable to stand for re-election.

What options do I have in voting on each of the proposals?

You may vote “for” or “withhold authority to vote for” each nominee for director. You may vote “for,” “against” or “abstain” on the ratification of the appointment of our independent registered public accounting firm and on any other proposal that may properly be brought before the meeting.

How many votes may I cast?

Generally, you are entitled to cast one vote for each share of stock you owned on the record date. The proxy card included with this proxy statement indicates the number of shares owned by an account attributable to you.

How many votes are needed for each proposal?

Directors we elected by a plurality and the four individuals receiving the highest number of votes cast “for” their election will be elected as directors of Lakeland Financial.

The ratification of the appointment of our independent registered public accounting firm and all other matters must receive the affirmative vote of a majority of the shares present in person or by proxy at the meeting and entitled to vote. Broker non-votes will not be counted as entitled to vote, but will count for purposes of determining whether or not a quorum is present on the matter.

Where do I find the voting results of the meeting?

If available, we will announce voting results at the meeting. The voting results will also be disclosed in our Form 10-Q for the quarter ended June 30, 2006.

Who bears the cost of soliciting proxies?

We will bear the cost of soliciting proxies. In addition to solicitations by mail, officers, directors or employees of Lakeland Financial or its subsidiaries may solicit proxies in person or by telephone. These persons will not receive any special or additional compensation for soliciting proxies. We may reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation materials to shareholders.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information with respect to the beneficial ownership of our common stock at February 22, 2006, by each person known by us to be the beneficial owner of more than 5% of the outstanding common stock, by each director or nominee, by each executive officer named in the summary compensation table which can be found later in this proxy statement, and by all directors and executive officers of Lakeland Financial as a group. Beneficial ownership has been determined for this purpose in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), under which a person is deemed to be the beneficial owner of securities if he or she has or shares voting power or investment power in respect of such securities or has the right to acquire beneficial ownership of securities within 60 days of February 22, 2006.

Name of Individual or Number of Individuals in Group	Amount and Nature of Beneficial Ownership(1,2)	Percent of Class
5% Shareholders
Lakeland Financial Corporation 401(k) Plan Post Office Box 1387 Warsaw, Indiana 46581-1387	517,406(3)	8.60%
Directors and Nominees
Robert E. Bartels, Jr.	100	*
L. Craig Fulmer	22,233(4)	*
George B. Huber	4,000(5)	*
Michael L. Kubacki	100,444(6)	1.63%

Allan J. Ludwig	37,256(7)	*
Charles E. Niemier	18,699(8)	*
Emily E. Pichon	500	*
Richard L. Pletcher	16,493(9)	*
Steven D. Ross	4,003	*
Donald B. Steininger	16,241(10)	*
Terry L. Tucker	15,601(11)	*
M. Scott Welch	10,751(12)	*
Other Named Executive Officers
David M. Findlay	29,941(13)	*
Charles D. Smith	58,710(14)	*
Kevin L. Deardorff	25,543(15)	*
Robert C. Condon	17,662	*

All directors and executive officers as a group (19 persons)	389,052(16)	6.30%

*Indicates that the individual or entity owns less than one percent of Lakeland Financial’s common stock.

(1)	The total number of shares of common stock issued and outstanding on February 22, 2006 was 6,013,029.

(2)       The information contained in this column is based upon information furnished to us by the persons named above and as shown on our transfer records. The nature of beneficial ownership for shares shown in this column, unless otherwise noted, represents sole voting and investment power.

(3)       This information has been supplied by Fidelity Investments which serves as trustee of the trust for the plan. Participant employees of Lakeland Financial and Lake City Bank exercise voting and investment power over the shares held in their respective participant accounts. Lake City Bank exercises sole investment power over those shares not allocated to any participant account.

(4)       Includes 2,853 shares held by Mr. Fulmer’s individual retirement account, as to which shares he shares voting and investment power; 300 shares held by Mr. Fulmer’s wife’s individual retirement account, as to which shares he shares voting and investment power; 3,600 options, which are currently exercisable, over which Mr. Fulmer has no voting power and sole investment power; and 7,163 shares credited to Mr. Fulmer’s account as of January 25, 2006 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(5)	Includes 2,000 shares held in trust in which Mr. Huber shares voting and investment power.
(6)

Includes 100 shares owned by Mr. Kubacki’s son and 300 shares held in a trust in which he serves as co-trustee and 60,000 options, which are currently exercisable, over which Mr. Kubacki has no voting power and sole investment power.

(7)

Includes 17,492 shares held by Ludwig Investments, as to which shares Mr. Ludwig exercises voting and investment power; 8,000 shares held by Mr. Ludwig’s individual retirement account, as to which shares he exercises voting and investment power; 2,000 shares held by Mr. Ludwig’s wife’s retirement account, as to which shares Mr. Ludwig disclaims any beneficial interest; 3,600 options, which are currently exercisable, over which Mr. Ludwig has no voting power and sole investment power; and 6,164 shares credited to Mr. Ludwig’s account as of January 25, 2006 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(8)

Includes 2,974 shares held by Mr. Niemier’s individual retirement account, as to which shares he shares voting and investment power; 1,855 shares held by Mr. Niemier’s wife’s individual retirement account, as to which shares he disclaims any beneficial interest; 3,638 shares held in Mr. Niemier’s 401(k) plan, as to which shares he shares voting and investment power; 2,675 options, which are currently exercisable, over which Mr. Niemier has no voting power and sole investment power; and 5,259 shares credited to Mr. Niemier’s account as of January 25, 2006 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(9)

Includes 775 shares held by Mr. Pletcher's individual retirement account. Also included are 775 shares held by Mr. Pletcher's wife's individual retirement account, with respect to which shares Mr. Pletcher disclaims any beneficial interest; 3,600 options, which are currently exercisable, over which Mr. Pletcher has no voting power and sole investment power; and 9,922 shares credited to Mr. Pletcher’s account as of January 25, 2006 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(10)

Includes 700 shares held by Mr. Steininger’s wife’s individual retirement account, as to which shares he shares voting and investment power and 1,541 shares credited to Mr. Steininger’s account as of January 25, 2006 under terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(11)

Includes 3,600 options, which are currently exercisable, over which Mr. Tucker has no voting power and sole investment power; and 6,721 shares credited to Mr. Tucker’s account as of January 25, 2006 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(12)

Includes 700 shares held by Mr. Welch’s wife’s individual retirement account, as to which shares he shares voting and investment power; 2,675 options, which are currently exercisable, over which Mr. Welch has no voting power and sole investment power; and 4,076 shares credited to Mr. Welch’s account as of January 25, 2006 under the terms of the Amended and Restated Lakeland Financial Corporation Directors Fee Deferral Plan.

(13)	Includes 27,000 options, which are currently exercisable, over which Mr. Findlay has no voting power and sole investment power.
(14)

Includes 290 shares owned by Mr. Smith’s wife, as to which shares he disclaims any beneficial interest and 23,000 options, which are currently exercisable, over which Mr. Smith has no voting power and sole investment power.

(15)	Includes 22,000 options, which are currently exercisable, over which Mr. Deardorff has no voting power and sole investment power.

(16)	This includes shares which have been allocated to executive officers under the 401(k) plan through December 31, 2005.

ELECTION OF DIRECTORS

Shareholders will be entitled to elect four directors for a term expiring in 2009 at the annual meeting. Our board is divided into three classes of directors having staggered terms of three years. In January 2006, we expanded the size of our board from eleven to twelve directors and appointed George B. Huber as a director to the class standing for election at this meeting. We have no knowledge that any nominee will refuse or be unable to serve, but if any of the nominees is unavailable for election, the holders of the proxies reserve the right to substitute another person of their choice as a nominee when voting at the meeting.

Set forth below is information concerning the nominees for election and for each of Lakeland Financial’s other directors, whose terms of office will continue after the meeting, including the age, the year first appointed or elected as a director and the other positions held by the person at Lakeland Financial and Lake City Bank. The nominees, if elected at the annual meeting, will serve as directors for a three-year term expiring in 2009, except as noted below. We recommend that shareholders vote “FOR” each of the nominees for director. Unless authority to vote for the nominees is withheld, the shares represented by the enclosed proxy card, if executed and returned, will be voted “FOR” the election of the nominees.

NOMINEES

Name (age)	Director Since	Positions with Lakeland Financial and Lake City Bank
Term Expires 2009
George B. Huber (age 48)	2006	Director of Lakeland Financial and Lake City Bank
Allan J. Ludwig (age 67)	1996	Director of Lakeland Financial and Lake City Bank
Emily E. Pichon (age 42)	2002	Director of Lakeland Financial and Lake City Bank
Richard L. Pletcher (age 64)	1992	Director of Lakeland Financial and Lake City Bank

CONTINUING DIRECTORS
Term Expires 2007
L. Craig Fulmer (age 63)	1993	Director of Lakeland Financial and Lake City Bank
Charles E. Niemier (age 50)	1998	Director of Lakeland Financial and Lake City Bank
Donald B. Steininger (age 63)	2001	Director of Lakeland Financial and Lake City Bank
Terry L. Tucker (age 65)	1988	Director of Lakeland Financial and Lake City Bank
Term Expires 2008
Robert E. Bartels, Jr. (age 41)	2002	Director of Lakeland Financial and Lake City Bank
Michael L. Kubacki (age 54)	1998	Chairman, President and Chief Executive Officer of Lakeland Financial and Lake City Bank
Steven D. Ross (age 51)	2000	Director of Lakeland Financial and Lake City Bank
M. Scott Welch (age 45)	1998	Director of Lakeland Financial and Lake City Bank

Except as noted above, all directors will hold office for the terms indicated, or until their earlier death, resignation, removal or disqualification, and until their respective successors are duly elected and qualified. There are no arrangements or understandings between any of the nominees, directors or executive officers and any other person pursuant to which any of our nominees, directors or executive officers have been selected for their respective positions. No nominee, member of the board of directors or executive officer is related to any other nominee, member of the board of directors or executive officer. No nominee or director is a director of another “public corporation” (i.e. subject to the reporting requirements of the Securities Exchange Act of 1934) or of any investment company, except for Mr. Niemier, who is a director of Biomet, Inc.

The business experience of each of the nominees and continuing directors for the past five years is as follows:

Mr. Bartels, Jr. is President and Chief Executive Officer of Martin’s Supermarkets, Inc., a regional supermarket chain headquartered in South Bend, Indiana.

Mr. Fulmer is Chairman of Heritage Financial Group, Inc., a real estate investment and management company based in Elkhart, Indiana.

Mr. Huber is President and founder of Equity Investment Group, Inc., a national real estate investment and management company headquartered in Fort Wayne, Indiana. Mr. Huber also serves as the President of Murphy & Associates, a Midwest commercial real estate and investment management company.

Mr. Kubacki presently serves as Chairman, President and Chief Executive Officer of Lakeland Financial and Lake City Bank. Prior to joining Lakeland Financial in 1998, Mr. Kubacki served as Executive Vice President of the Northern Trust Bank of California, NA.

Mr. Ludwig is an entrepreneur and industrial developer in Elkhart, Indiana.

Mr. Niemier is Chief Operating Officer - International Operations and a director of Biomet, Inc., which is a manufacturer of medical and orthopedic devices based in Warsaw, Indiana. He also serves as a trustee of Valparaiso University.

Ms. Pichon is a director of the Cole Foundation, a private charitable foundation focused on northeast Indiana education, economic development and conservation based in Fort Wayne, Indiana.

Mr. Pletcher is President of Pletcher Enterprises, Inc., a holding company located in Nappanee, Indiana, and Chief Executive Officer of its principal subsidiary, Amish Acres, LLC, a heritage resort.

Mr. Ross is President of Bertsch Services, which is a regional food service and vending company based in Warsaw, Indiana.

Mr. Steininger is President of Steininger Development, a real estate development company based in Ft. Wayne, Indiana.

Mr. Tucker is Chairman and Chief Executive Officer of Maple Leaf Farms, Inc., which is primarily engaged in duck production, processing and sales, as well as the production and sale of other food products and is headquartered in Milford, Indiana.

Mr. Welch is the Chief Executive Officer of Welch Packaging Group, Inc., which is primarily engaged in producing industrial and point of purchase packaging and is headquartered in Elkhart, Indiana.

In addition, the following individuals serve as executive officers of Lakeland Financial and are named in the compensation tables included in this proxy statement:

David M. Findlay, age 44, became an Executive Vice President and Chief Financial Officer of Lakeland Financial and Lake City Bank in September, 2000. Prior to his arrival, Mr. Findlay served as the Chief Financial Officer of Quality Dining, Inc., a publicly traded company with its headquarters in South Bend, Indiana. Prior to that, he served in various capacities with The Northern Trust Company in Chicago.

Charles D. Smith, age 61, presently serves as an Executive Vice President of Lakeland Financial and Lake City Bank, positions he has held since 2000. He has served as an officer of Lake City Bank since 1983.

Kevin L. Deardorff, age 44, presently serves as an Executive Vice President of Lakeland Financial and Lake City Bank, positions he has held since 2001. He has served as an officer of Lake City Bank since 1993.

Robert C. Condon, age 65, presently serves as an Executive Vice President of Lakeland Financial and Lake City Bank, positions he has held since 1999. Prior to that he was Managing Director of the Northern California region of The Northern Trust Company for eight years. Before that he was Vice President and Division Head for Trust Division A for The Northern Trust Company in Chicago.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that our executive officers, directors and persons who own more than 10% of our common stock file reports of ownership and changes in ownership with the Securities and Exchange Commission. They are also required to furnish us with copies of all Section 16(a) forms they file. Based solely on our review of the copies of such forms, and, if appropriate, representations made to us by any reporting person concerning whether a Form 5 was required to be filed for 2005, we are not aware that any of our directors, executive officers or 10% shareholders failed to comply with the filing requirements of Section 16(a) during 2005 except for Mr. Fulmer who did not timely file two reports concerning acquisitions of our common stock each totaling 500 shares and Mr. Steininger who did not timely file one report concerning an acquisition of our common stock totaling 2,500 shares.

CORPORATE GOVERNANCE AND THE BOARD OF DIRECTORS

General

In January 2006, we expanded the size of our board from eleven to twelve directors and appointed George B. Huber as a director to the class of directors who are up for election at this year’s annual meeting. Generally, the board oversees our business and monitors the performance of our management. In accordance with our corporate governance procedures, the board does not involve itself in the day-to-day operations of Lakeland Financial, which is monitored by our executive officers and management. Our directors fulfill their duties and responsibilities by attending regular meetings of the board, which were held on a monthly basis in 2005, but going forward will convene at least eight times per year, and through committee membership, which is discussed below. Our directors also discuss business and other matters with Mr. Kubacki, our President and Chief Executive Officer, other key executives and our principal external advisers (legal counsel, auditors and other consultants). All members of our board of directors also serve as members of Lake City Bank’s board of directors.

With the exception of Mr. Kubacki, all of our current directors are “independent” as defined by the Nasdaq Stock Market, Inc. and the board has determined that the independent directors do not have other relationships with us that prevent them from making objective, independent decisions. The board of directors has established an Audit Committee, a Nominating and Corporate Governance Committee and a Compensation Committee, among other committees. The current charters of each of these committees are available on our website at www.lakecitybank.com. Also posted on the web site is a general description regarding our company and links to our filings with the Securities and Exchange Commission.

Our board of directors held twelve meetings during 2005. With the exception of Mr. Bartels and Mr. Welch, all of the directors attended at least 75% of the board meetings and meetings of committees of which they were members. While we do not have a specific policy regarding attendance at the annual shareholder meeting, all directors are encouraged and expected to attend the meeting. Last year’s annual meeting was attended by ten of the eleven directors in office during 2005.

Audit Committee

In 2005, the Audit Committee was comprised of Charles E. Neimier, Robert E. Bartels, Jr., Emily E. Pichon, Richard L. Pletcher, Terry L. Tucker and M. Scott Welch, each of whom is expected to serve on the committee through 2006. Each of the members is considered “independent” according to the Nasdaq listing requirements and the regulations of the Securities and Exchange Commission. The board of directors has determined that Mr. Niemier qualifies as an “audit committee financial expert” under the regulations of the Securities and Exchange Commission. The board based this decision on Mr. Niemier’s education, his professional experience at an audit firm and his experience as former Chief Financial Officer and current board member of Biomet, Inc., a company with its common stock quoted on the Nasdaq National Market System.

The functions performed by the Audit Committee include, among other things, the following:

•	overseeing our accounting and financial reporting;
•	selecting, appointing and overseeing our independent registered public accounting firm;
•	reviewing actions by management on recommendations of the independent registered public accounting firm and internal auditors;

•	meeting with management, the internal auditors and the independent registered public accounting firm to review the effectiveness of our system of internal control and internal audit procedures; and

•	reviewing reports of bank regulatory agencies and monitoring management’s compliance with recommendations contained in those reports.

To promote independence of the audit function, the committee consults separately and jointly with the independent registered public accounting firm, the internal auditors and management. We have adopted a written charter for the committee, which sets forth the committee’s duties and responsibilities. Our current charter is attached to this proxy statement as Appendix A and is also available on our website at www.lakecitybank.com. In 2005, the committee met five times.

Compensation Committee

During 2005, the Compensation Committee was comprised of L. Craig Fulmer, Charles E. Niemer, Emily E. Pichon, Richard L. Pletcher and Terry L. Tucker, each of whom is expected to serve on the committee through 2006. Each of the members is considered “independent” according to the Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director under Section 16 of the Securities Exchange Act of 1934. The purpose of the Compensation Committee is to determine the salary and bonus to be paid to Mr. Kubacki, our Chief Executive Officer, and to review and approve the salaries and bonuses for our other executive officers. The committee also administers our share incentive plan and meets either independently or in conjunction with our full board of directors to grant awards to eligible individuals in accordance with the terms of the plan. We have adopted a written charter for the committee, which sets forth the committee’s duties and responsibilities. Our current charter is available on our website at www.lakecitybank.com. In 2005, the committee met two times.

Corporate Governance Committee

We also have a Corporate Governance Committee. The members of the committee are Allan J. Ludwig, Steven D. Ross, Donald B. Steininger and M. Scott Welch, and each is considered “independent” according to the Nasdaq listing requirements. The primary purposes of the committee are to identify and recommend individuals to be presented to our shareholders for election or re-election to the board of directors and to review and monitor our policies, procedures and structure as they relate to corporate governance. We have adopted a written charter for the committee, which sets forth the committee’s duties and responsibilities. Our current charter is available on our website at www.lakecitybank.com. The committee met one time in 2005.

Director Nominations and Qualifications

In December 2005, Mr. Kubacki, our President and Chief Executive Officer, recommended to the Corporate Governance Committee that George B. Huber be appointed as a director to further strengthen the board and to increase board representation in the Fort Wayne market. Members of the Corporate Governance Committee considered the recommendation and determined that his experience and skills met the criteria for directors, described below, and the committee recommended to the full board that Mr. Huber be appointed as a director. In January 2006, we expanded the size of our board from eleven to twelve directors and the full board of directors appointed George B. Huber as a director to the class standing for election at the 2006 annual meeting of shareholders. For the 2006 annual meeting, the Corporate Governance Committee nominated for re-election to the board the four incumbent directors, including Mr. Huber, whose terms are set to expire in 2006. This nomination was further approved by the full board. We did not receive any shareholder nominations for director for the 2006 annual meeting.

The Corporate Governance Committee evaluates all potential nominees for election, including incumbent directors, board nominees and those shareholder nominees included in the proxy statement, in the same manner. Generally, the committee believes that, at a minimum, directors should possess certain qualities, including the highest personal and professional ethics and integrity, a sufficient educational and professional background, demonstrated leadership skills, sound judgment, a strong sense of service to the communities which we serve and an ability to meet the standards and duties set forth in our code of conduct. Additionally, all nominees must be under the age of 70, which is the mandatory retirement age established by the board. The committee also evaluates potential nominees to determine if they have any conflicts of interest that may interfere with their ability to serve as effective board members and to determine whether they are “independent” in accordance with Nasdaq requirements (to ensure that at least a majority of the directors will, at all times, be independent). The committee has not, in the past, retained any third party to assist it in identifying candidates.

Shareholder Communication with the Board, Nomination and Proposal Procedures

General Communications with the Board. Shareholders may contact Lakeland Financial’s board of directors by contacting David M. Findlay, Corporate Secretary, at Lakeland Financial Corporation, P.O. Box 1387, Warsaw, Indiana, 46581-1387 or (574) 267-6144. All comments will be forwarded directly to the Chairman of the Board.

Nominations of Directors. In accordance with our bylaws, a shareholder may nominate a director for election to the board at an annual meeting of shareholders by delivering written notice of the nomination to our President not fewer than 10 days nor more than 50 days prior to the date of the annual meeting. The shareholder’s notice of intention to nominate a director must include the name and address of the proposed nominee, the principal occupation of the proposed nominee, the name and address of the shareholder making the nomination, and the number of shares of capital stock of Lakeland Financial owned by the notifying shareholder. We may request additional information after receiving the notification.

For a shareholder nominee to be considered by our board as a company nominee and included in our proxy statement, the nominating shareholder must file a written notice of the proposed director nomination with our corporate secretary, at the above address, at least 120 days prior to the date the previous year’s proxy statement was mailed to shareholders. Nominations must include the full name and address of the proposed nominee and a brief description of the proposed nominee’s business experience for at least the previous five years. All submissions must be accompanied by the written consent of the proposed nominee to be named as a nominee and to serve as a director if elected. The committee may request additional information in order to make a determination as to whether to nominate the person for director.

Other Shareholder Proposals. For all other shareholder proposals to be considered for inclusion in our proxy statement and form of proxy relating to our annual meeting of shareholders to be held in 2007, shareholder proposals must be received by David M. Findlay, our Corporate Secretary, at the above address, no later than November 6, 2006, and must otherwise comply with the rules and regulations set forth by the Securities and Exchange Commission.

Independent Director Sessions

Consistent with the Nasdaq listing requirements, the independent directors regularly have the opportunity to meet without Mr. Kubacki in attendance and in 2005 there were three such sessions. In 2003, the board of directors created the position of a lead independent director, and the Corporate Governance Committee appointed L. Craig Fulmer as our lead independent director. This appointment is reviewed annually by the Corporate Governance Committee. The lead independent director assists the board in assuring effective corporate governance and serves as chairperson of the independent director sessions.

Code of Ethics

We have a code of conduct in place that applies to all of our directors and employees. The code sets forth the standard of ethics that we expect all of our directors and employees to follow, including our Chief Executive Officer and Chief Financial Officer. The code of conduct is posted on our website at www.lakecitybank.com. We intend to satisfy the disclosure requirements under Item 10 of Form 8-K regarding any amendment to or waiver of the code with respect to our Chief Executive Officer and Chief Financial Officer, and persons performing similar functions, by posting such information on our website.

EXECUTIVE COMPENSATION

The goal of our executive compensation program is to attract, motivate and retain highly qualified individuals to assist us in delivering high performance to our customers and shareholders. In accordance with these goals, we have divided executive compensation into two main components - salary and bonus – to ensure that compensation is related to an individual executive’s performance. When setting an executive's compensation, these components are intended to work together to compensate the executive for his or her services and reward the executive based upon his or her ability to meet performance objectives and based upon our overall performance during the year. We also believe it is important to provide executive officers the opportunity to own our stock by participating in our 401(k) plan and our share incentive program. We review all aspects of our compensation program and its application to individual executive officers on an annual basis to ensure that it continues to achieve our goals and objectives and to ensure that our compensation packages remain competitive.

The following table shows the compensation earned for the last three fiscal years by the Chief Executive Officer and our four other most highly paid executive officers:

SUMMARY COMPENSATION TABLE
		Annual Compensation		Long Term Compensation Awards
(a)	(b)	(c)	(d)	(e)	(f)
Name and Principal Position	Year	Salary($)	Bonus($)	Securities Underlying Options/SARs (#)	All Other Compensation ($)(1)
Michael L. Kubacki President and Chief Executive Officer	2005 2004 2003	$362,154 339,023 315,000	$122,400 126,000 106,000	- - 10,000	$23,967 21,466 20,692
David M. Findlay Executive Vice President and Chief Financial Officer	2005 2004 2003	$226,846 213,168 197,000	$57,500 59,000 51,000	- - 5,000	$19,062 16,399 15,132
Charles D. Smith Executive Vice President	2005 2004 2003	$189,077 178,720 165,000	$48,100 49,000 43,000	- - 5,000	$19,373 16,720 15,803
Kevin L. Deardorff Executive Vice President	2005 2004 2003	$155,231 146,569 135,000	$32,900 30,003 23,000	- - 5,000	$13,145 11,067 10,062
Robert C. Condon Executive Vice President	2005 2004 2003	$143,693 140,562 135,000	$21,000 17,000 21,000	- - 2,000	$20,407 15,140 13,680

(1)

The amounts set forth in column (f) for Messrs. Kubacki, Findlay, Smith, Deardorff and Condon include life insurance premiums, country club memberships and cell phone stipends paid by us as well as the following 401(k) plan matching contributions, including supplemental 401(k) matching contributions, paid by Lakeland Financial as follows:

	Mr. Kubacki	Mr. Findlay	Mr. Smith	Mr. Deardorff	Mr. Condon
2005	$ 14,000	$ 14,000	$ 14,000	$ 11,389	$ 14,000
2004	$ 11,700	$ 11,700	$ 11,700	$ 9,535	$ 9,454
2003	$ 12,000	$ 12,000	$ 12,000	$ 9,506	$ 9,360

There were no options granted to the individuals named above in the summary compensation table during the 2005 fiscal year.

The following table sets forth information concerning the exercisable and nonexercisable stock options at December 31, 2005 held by the individuals named in the summary compensation table:

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTIONS VALUES
(a)	(b)	(c)	(d)		(e)
	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at FY-End (#)		Value of Unexercised In-the-Money Options at FY-End ($)
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Michael L. Kubacki	---	---	50,000	20,000	$1,086,875	$ 331,050
David M. Findlay	---	---	15,000	20,000	$ 405,750	$ 426,900
Charles D. Smith	---	---	18,000	12,000	$ 411,900	$ 214,125
Kevin L. Deardorff	---	---	17,000	10,000	$ 385,475	$ 165,525
Robert C. Condon	13,000	$ 329,860	---	8,000	$ ---	$ 168,660

Pension Plan Table

Our defined benefit retirement plan covers certain employees over 21 years of age with more than one year of service. Effective April 1, 2000, we amended the plan to freeze the accrual of benefits to participants under the plan. As a result of this amendment, employees who were not participants in the plan as of March 31, 2000 are no longer able to become participants under the plan. In addition, all benefits previously accrued under the plan by participants were frozen in place, and continuing employment with us will not increase the employee’s benefits upon retirement. Normal retirement age is 65. Participants received credit for 2-1/2% of their average salary for each year up to 20 years of service or through March 31, 2000, whichever occurred first.

The principal benefit under this plan is a lifetime annuity for the joint lives of participants and their spouses. This amount is offset by social security benefits. On December 31, 1985, the then existing plan was terminated and the latest plan (which is now frozen) was adopted effective January 1, 1986. Participants in the terminated plan were paid cash or received annuities for their earned benefits as of December 31, 1985. The amounts paid for annuities purchased, as a part of the plan termination will reduce the benefits to be paid out of the latest plan.

	Years of Credited Service Through March 31, 2000
Remuneration	15	20	25	30	35

100,000	$37,500	$50,000	$50,000	$50,000	$50,000
150,000	56,250	75,000	75,000	75,000	75,000
200,000	75,000	100,000	100,000	100,000	100,000
250,000	93,750	125,000	125,000	125,000	125,000
300,000	112,500	150,000	150,000	150,000	150,000
350,000	131,250	175,000	175,000	175,000	175,000
400,000	150,000	200,000	200,000	200,000	200,000
450,000	168,750	225,000	225,000	225,000	225,000
500,000	187,500	250,000	250,000	250,000	250,000

The amounts shown above include benefits payable under a supplemental employee retirement plan, which is a non-qualified plan payable as a general creditor of Lakeland Financial. This plan was created in 1989 when changes to the Internal Revenue Code that apply to defined pension plans could have resulted in a reduced pension benefit for certain highly compensated employees. This supplemental plan did not create any new benefits, but was adopted to offset any such reduction in pension benefits. Benefits under this plan were frozen as of December 31, 1999 and continuing employment will not increase the employee’s benefits under the plan.

At the time the pension plan was frozen, Mr. Kubacki was credited with 2 years of service, Mr. Smith was credited with 14 years of service, and Mr. Deardorff was credited with 8 years of service. Pursuant to the terms of the defined benefit plan and the supplemental employee retirement plan, Mr. Kubacki, Mr. Smith and Mr. Deardorff are entitled to receive aggregate benefits of $33,381, $142,298 and $13,842 as of December 31, 2005. Mr. Findlay and Mr. Condon, who joined Lakeland Financial in 2000 and 1999, respectively, never participated in the plan. We contributed $468,000 to our pension plan and $106,000 to our supplemental employee retirement plan in 2005.

Change in Control Agreements

We have change in control agreements with several of our executive officers, including Messrs. Kubacki, Findlay, Smith, Deardorff and Condon. The agreements provide that upon the termination of the executive’s employment within a one-year period prior to, or following, a change of control of Lakeland Financial, Mr. Kubacki has the right to receive a payment equal to approximately two times 120% of his base salary and all other executives have the right to receive a payment equal to approximately two times 115% of the executive’s base salary. Also, the executive shall continue to receive certain benefits, including medical insurance coverage. Additionally, the agreements provide that we will “gross up” or pay any excise taxes triggered by payments under the change in control agreements. In addition, the agreements provide that the executive shall not compete with us, or our successor, for two years following a change in control. If the executive elects, he may forego the severance benefit and not be subject to the restrictive covenant. The restrictive covenant extends to a 60 mile radius of Warsaw, Indiana.

Pursuant to the agreements, a “change in control” shall be any of the following events: a merger or attempted hostile takeover; a person acquiring 30% of our voting securities followed by the election of that person’s representative to the board of directors; a person acquiring more than 50% of our voting securities; and any other event that has the effect of placing control of Lakeland Financial with someone other than its current shareholders.

If the change in control agreements were triggered as of the date of this proxy statement and the executives were terminated within the one-year period, we would owe the executives the following, approximate, pre-tax amounts pursuant to the change in control agreements: Mr. Kubacki - $869,000; Mr. Findlay - $522,000; Mr.

Smith - $435,000; Mr. Deardorff - $357,000; Mr. Condon - $330,000. This is in addition to any other payments that we may owe the executives pursuant to any other employment agreement, any stock incentive grants, the pension plan and the supplemental employee retirement plan.

Share Incentive Plan

Under the Lakeland Financial Corporation 1997 Share Incentive Plan, employees and non-employee directors may be awarded incentive stock options and non-qualified stock options. The plan was approved by our shareholders in 1998, and a total of 600,000 shares are authorized for issuance under the plan. Awards are made at the discretion of the Compensation Committee. We have not, at any time, engaged in the repricing of stock options. No options were granted to employees in 2004 or 2005. As of February 22, 2006, we had 52,515 shares remaining under the plan reserved for options not yet granted. Given the number of options outstanding versus the number of options available to grant, the committee determined it would not issue any stock option awards in 2004 or 2005 under the share incentive plan.

Lakeland Financial Corporation 401(k) Plan

We also sponsor a qualified, defined contribution retirement plan qualifying under section 401(k) of the Internal Revenue Code. The plan is eligible for all employees meeting age and service requirements, including our executive officers. Our contributions are based upon the percentage of actual net income versus budgeted net income for each year. Participants can choose between several different investment options under the 401(k) plan, including shares of Lakeland Financial common stock.

The aggregate contribution under the 401(k) plan by Lakeland Financial in 2005 was approximately $843,750 and the amounts contributed to the named executive officers are reflected in the Summary Compensation Table on page 12 of this proxy statement.

Deferred Compensation Plan

Effective January 1, 2004, we adopted the Lake City Bank Deferred Compensation Plan. The purpose of the plan is to extend full 401(k) type retirement benefits to certain individuals without regard to statutory limitations under tax qualified plans. The plan is available to all of our executive officers and of the executive officers listed in the compensation tables above, Mr. Kubacki, Mr. Findlay and Mr. Smith participated in the plan. The plan is funded solely by participant contributions and does not receive a company match.

Report of the Compensation Committee on Executive Compensation

The report of the Compensation Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Lakeland Financial specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

General. During 2005, the Compensation Committee was comprised of L. Craig Fulmer, Charles E. Niemer, Emily E. Pichon, Richard L. Pletcher and Terry L. Tucker, each of whom is expected to serve on the committee through 2006. Each of the members is considered “independent” by the board according to the Nasdaq listing requirements, an “outside” director pursuant to Section 162(m) of the Internal Revenue Code and a “non-employee” director pursuant to Section 16 of the Securities Exchange Act of 1934. The purpose of the Compensation Committee is to determine the aggregate compensation to be paid to Mr. Kubacki, our Chief Executive Officer, and to review and recommend to the full board the compensation for our other executive officers. The committee also administers our stock incentive plan and meets either independently or in conjunction with our full board of directors to grant awards to eligible individuals in accordance with the terms of the plans. The committee’s responsibilities and functions are further described in our Compensation Committee charter, which is available on our website at www.lakecitybank.com.

Compensation Overview. We annually review executive officer compensation in December with the new compensation to become effective the following February. In establishing executive compensation, we have historically divided compensation into the two separate components of salary and bonus. When fixing an individual executive's compensation, these two components are intended to work together to compensate the executive fairly for his or her services and reward the executive officer based upon our overall performance during the year. We also encourage the executives and all employees to acquire a personal interest in the long-term success of Lakeland Financial by participating in stock ownership under our 401(k) plan. Additionally, in 1998, we established the Lakeland Financial Corporation 1997 Share Incentive Plan to enhance the opportunity of the executive officers, as well as other covered employees, to acquire stock in Lakeland Financial.

During 2005, the Compensation Committee engaged a compensation consulting firm to assess the effectiveness and structure of our overall executive compensation program. The consulting firm provided the Compensation Committee with a competitive analysis of our compensation program for the members of the senior management team. The analysis reported that our general base and incentive compensation structure was competitive with a select peer group, but revealed that the overall structure could be improved by strengthening long term retention tools for senior management. As a result, the consulting firm recommended that we implement a long term incentive (LTI) plan in 2006. The analysis provided a summary of findings and recommendations regarding an overview and design for a possible plan setting forth performance-based payouts based upon key financial criteria, including average revenue growth rate, average diluted earnings per share growth rate and average return on beginning equity for the measurement period. The Compensation Committee approved the plan for 2006 for certain members of senior management, including Messrs. Kubacki, Findlay, Smith, Deardorff and Condon.

In reviewing an executive’s compensation, the committee considers and evaluates all components of the executive officer’s total compensation package. This involves reviewing the executive’s salary, bonus, incentive stock awards, perquisites, participation in our 401(k) plan, payments due upon retirement or a change of control, if any, and all other payments and awards that the executive officer earns. The board of directors retains final approval over executive compensation, with the exception of Mr. Kubacki’s compensation which is set by the committee.

Components of Compensation.

Salary. The Compensation Committee reviews each executive’s base salary on an annual basis. The committee believes that the base salaries should offer security to each executive and allow us to attract qualified executives and maintain a stable management team and environment. The committee targets base salaries at levels comparable to those of similar positions within the market place and utilizes relevant salary surveys. The committee may adjust salaries to reflect our financial performance, including, but not limited to, our earnings per share, net income and return on average assets, although no specific weight is given to these factors. Additionally, base salaries are determined examining, among other things, an executive’s level of responsibility, prior experience, education, breadth of knowledge, internal performance objectives and the current market level. The committee will also factor in other payments and awards that the executive may receive before recommending a salary to the board. All of the factors described herein are considered on a subjective basis in the aggregate, and none of the factors is accorded a specific weight. When establishing the salary of executives other than his own, Mr. Kubacki participated and made recommendations to the committee.

Bonus. Over the past several years the board has continued an emphasis on awards of cash bonuses to executive officers in connection with a decreased emphasis on the share incentive plan. Cash bonuses to executive officers for 2005, including Mr. Kubacki’s, were determined pursuant to an established executive incentive compensation program, which is reviewed at least annually by the committee. This program applies to all of our executive officers, as well as designated officers of Lake City Bank. As established, the committee retains the right to modify the program and/or withhold payment at any time. Historically, we have not withheld bonus payments under any of our bonus programs.

Eligible participants in the bonus program may earn a performance-based bonus based on the company’s overall performance as well as the individual participant’s performance. Our performance is based on our actual net income for that year compared to the budgeted net income. We calculate this by using our net income after the 401(k) match and incentive compensation costs and excluding non-recurring gain/loss on sale of fixed assets, investments and extinguishment of debt. In addition, the gain on sale of the retail credit card portfolio was excluded in calculating the bonus for 2005. The committee approves a budgeted net income amount after reviewing the previous year’s actual net income in conjunction with the board’s and management’s expectations for that particular year. The actual net income for each year must equal or exceed 70% of budgeted net income in order for a bonus to be paid that year. If actual to budget net income is at least 70%, the bonus is paid at 50%. If the actual to budget net income is at least 80%, the bonus is paid at 70%. If actual net income to budget net income is at least 90%, the bonus is paid at 90%. If actual net income to budget net income is at least 100%, the bonus is paid at 100%, and so on. Bonuses under the program provide for bonus payments of 3% to 40% of eligible salary. In 2005, the bonus program provided that our President and Chief Executive Officer would receive a bonus up to 40% of his salary and that the Executive Vice Presidents would receive from 20% to 30% of their salaries. Bonuses for officers receiving promotions during the year were prorated. The amount of the bonus is also determined, in part, on the individual’s overall performance compared to the individual’s performance goals that are established in the beginning of the year by the individual and the other executives.

For 2005, our actual net income, calculated as described above, exceeded 100% of the budgeted net income threshold. This resulted in aggregated bonus payments of $1,031,041 paid to 145 employees. The bonuses paid to Mr. Kubacki and the other named executive officers are set forth in the Summary Compensation Table on page 12 of this Proxy Statement and were established pursuant to the bonus program.

Stock Ownership. The board and the committee believe employee ownership in our common stock is important. At the annual meeting held in April 1998, the shareholders approved the Lakeland Financial Corporation 1997 Share Incentive Plan. The purpose of this incentive plan is to enhance our long term financial performance by:

•	attracting and retaining executive and other key employees of Lakeland Financial and Lake City Bank through incentive compensation opportunity;
•	motivating such employees to further the long term goals of Lakeland Financial and the Lake City Bank; and
•	furthering the identity of interests of participating employees with our shareholders through opportunities for increased employee ownership of Lakeland Financial.

Prior to adoption of the new performance based bonus plan the committee emphasized stock option awards as incentives. The committee made decisions on option awards based on company and individual performance. Given the number of options outstanding versus the number of options available to grant, the committee determined it would not issue any stock option awards in 2004 or 2005 under the share incentive plan.

We also have a 401(k) plan that allows the participants to choose between several different investment options, including shares of our common stock. Under the plan, employees are eligible to redirect a portion of their regular basic compensation into a tax-deferred trust. We make matching contributions of up to 6% of each participant’s regular basic compensation at a percentage based on the company’s performance against budgeted net income. We calculate this by using our net income after the 401(k) match and incentive compensation costs and excluding non-recurring gain/loss on sale of fixed assets, investments and extinguishment of debt. In addition, the gain on sale of the retail credit card portfolio was excluded in 2005. The committee approves a budgeted net income amount after reviewing the previous year’s actual net income in conjunction with the board’s and management’s expectations for that particular year. A match of 50% is paid any year that a dividend is declared. If the actual to budget net income is at least 80%, the bonus is paid at 70%. If actual to budget net income is at least 90%, the bonus is paid at 90%. If actual to budget net income is at least 100%, the bonus is paid at 100%, and so on. All participants are always 100% vested in their salary redirections and become 100% vested in our contribution upon retirement, disability or in accordance with the vesting provisions of the plan. Participant accounts are distributed to the individual participants upon termination of employment and may include shares of our common stock.

Chief Executive Officer’s Compensation. The committee establishes Mr. Kubacki’s salary after reviewing the factors and components described above. Mr. Kubacki’s salary in 2005 was based in part upon the committee’s satisfaction with the following factors; profitability, revenue growth, expense control and overall credit quality. The committee determined that Mr. Kubacki’s leadership had a significant impact on our attaining this level of performance while maintaining our excellent safety and soundness ratings. Additionally, the committee considered Mr. Kubacki’s personal performance as President and Chief Executive Officer, as well as his change of control agreement, his participation in employee benefit plans, plus the perquisites that he receives, his previous years’ salaries and the salary levels of other similarly situated financial institutions in setting his base salary at $362,154 for 2005. His bonus of $122,400 was awarded according to the performance criteria detailed above, as well as our belief that he met and exceeded his individual goals. No stock options were granted to Mr. Kubacki in 2005. He also received $23,967 in other compensation that includes our matching contribution pursuant to the 401(k) plan as well as golf club memberships, a cell phone stipend and group term life insurance. Additionally, Mr. Kubacki has a change-in-control agreement which entitles him to receive $869,000, as described in more detail in this proxy statement.

Compliance with Section 162(m) of the Internal Revenue Code of 1986. Section 162(m) of the Internal Revenue Code limits the deductibility of annual compensation in excess of $1.0 million paid to the Chief Executive Officer and any of the four other highest paid officers, to the extent they are listed officers on the last day of any given tax year. However, compensation is exempt from this limit if it qualifies as “performance based compensation.” Performance based compensation generally includes only payments that are contingent on achievement of performance objectives, and excludes fixed or guaranteed payments. We believe performance based compensation is an important tool to provide incentive to senior executives, matching their compensation levels to our performance. Accordingly, performance based compensation comprises a significant portion of the compensation package for our senior executives. This also has the effect of preserving the deduction that might otherwise be affected by the $1.0 million limit.

Although we will consider deductibility under Section 162(m) with respect to the compensation arrangements for executive officers, deductibility will not be the sole factor used in determining appropriate levels or methods of compensation. Since our objectives may not always be consistent with the requirements for full deductibility, we may enter into compensation arrangements under which payments would not be deductible under Section 162(m).

Conclusion. The Compensation Committee believes the executive compensation policies and programs described above effectively serve the interests of shareholders and Lakeland Financial. The committee believes these policies motivate executives to contribute to our overall future success, thereby enhancing the value of Lakeland Financial for the benefit of all shareholders.

Approved by the Lakeland Financial Compensation Committee as of December 31, 2005.

L. Craig Fulmer, Charles E. Niemer, Emily E. Pichon, Richard L. Pletcher and Terry L. Tucker

Compensation Committee Interlocks and Insider Participation

During 2005, none of the directors serving on the Compensation Committee was an officer or employee of Lakeland Financial or Lake City Bank, and none of these individuals was a former officer or employee of either organization. In addition, during 2005 no executive officer served on the board of directors or compensation committee of any other corporation with respect to which any member of our compensation committee was engaged as an executive officer.

STOCK PRICE PERFORMANCE GRAPH

The stock price performance graph below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Lakeland Financial specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The graph below compares the cumulative total return of Lakeland Financial, the Nasdaq Market Index and a peer group index.

INDEX	2000	2001	2002	2003	2004	2005
Lakeland Financial Corporation	$100.00	$146.52	$200.82	$310.55	$357.50	$372.10
Nasdaq Market Index	100.00	79.18	54.44	82.09	89.59	91.54
Peer Group Index	100.00	133.77	163.72	222.13	269.38	268.04

* Assumes $100 invested on December 31, 2000 and dividends were reinvested.

The peer group index is comprised of all financial institution holding companies in the United States with total assets between $1.0 billion and $3.0 billion dollars whose equity securities were traded on an exchange or national quotation service.

DIRECTORS’ COMPENSATION

During 2005, directors who were not employees of Lakeland Financial or Lake City Bank were paid $700 for each board meeting attended and $600 for each committee meeting attended. Each director of Lakeland Financial is also a director of Lake City Bank and is not compensated separately for service on the Bank board. Mr. Kubacki, who is a director and also our President and Chief Executive Officer, is not paid a director's fee. During 2005, the Compensation Committee engaged The a Chicago-based compensation consulting firm to assess the structure of the Company’s overall directors’ compensation program. The consulting firm provided the committee with an analysis that supported the structure of the current director compensation structure and did not recommend any material changes. The directors’ fees are reviewed annually by the Compensation Committee.

The following table provides information on 2005 compensation for non-employee directors who served during 2005.

NON-EMPLOYEE DIRECTOR COMPENSATION TABLE FOR FISCAL 2005

Name	Annual Retainer	Additional Meeting Fees	Additional Committee Fees	Total
Robert E. Bartels, Jr.	$9,500	$6,300	$3,600	$19,400
L. Craig Fulmer	$9,500	$6,300	$3,600	$19,400
Allan J. Ludwig	$9,500	$7,000	$2,400	$18,900
Charles E. Niemier	$10,500	$7,000	$6,600	$24,100
Emily E. Pichon	$9,500	$7,000	$5,400	$21,900
Richard L. Pletcher	$9,500	$8,400	$6,600	$24,500
Steven D. Ross	$9,500	$7,000	$2,400	$18,900
Donald B. Steininger	$9,500	$8,400	$3,000	$20,900
Terry L. Tucker	$9,500	$7,700	$6,600	$23,800
M. Scott Welch	$9,500	$7,700	$3,000	$20,200

We maintain the Lakeland Financial Corporation Directors Fee Deferral Plan under which non-employee directors are permitted to defer receipt of their directors’ fees and earn a rate of return based upon the performance of our stock. We may, but are not required to, fund the deferred fees into a trust which may hold our stock. The plan is unqualified and the directors have no interest in the trust. The deferred fees and any earnings thereon are unsecured obligations of Lakeland Financial. Any shares held in the trust are treated as treasury shares and may not be voted on any matter presented to shareholders. The number of shares attributable to each director under the plan are set forth in the footnotes to the Beneficial Ownership Table on pages 4 through 6. As of December 31, 2005, the total liability under the plan for the directors was approximately $998,000.

Additionally, under our incentive stock plan, directors may be awarded non-qualified stock options at the discretion of the Compensation Committee. Stock options awarded to directors under the plan are subject to the same rules and restrictions as those awarded to named executives. Further, upon a change of control, all options held by participants in the plan become fully exercisable. None of our directors received any stock options or other equity based awards of our common stock in 2005.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

During 2005, Lake City Bank had extended, and expects to continue to extend, loans to its directors and officers and to their related interests. Such loans were, and will continue to be, made only upon the same terms, conditions, interest rates, and collateral requirements as those prevailing at the same time for comparable loans extended from time to time to other, unrelated borrowers. Loans to directors and officers do not and will not involve greater risks of collectibility, or present other unfavorable features, than loans to other borrowers.

AUDIT COMMITTEE REPORT

The report of the Audit Committee below shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Lakeland Financial specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee assists the board in carrying out its oversight responsibilities for our financial reporting process, audit process and internal controls. The Audit Committee also reviews the audited financial statements and recommends to the board that they be included in our annual report on Form 10-K. As of December 31, 2005, the committee was comprised solely of independent directors.

The Audit Committee has reviewed and discussed our audited financial statements for the fiscal year ended December 31, 2005 with our management and Crowe Chizek and Company LLC, our independent registered public accounting firm. The committee has also discussed with Crowe Chizek the matters required to be discussed by SAS 61 (Codification for Statements on Auditing Standards) as well as having received and discussed the written disclosures and the letter from Crowe Chizek required by Independence Standards Board Statement No. 1 (Independence Discussions with Audit Committees). Based on the review and discussions with management and Crowe Chizek, the committee has recommended to the board that the audited financial statements be included in our annual report on Form 10-K for the fiscal year ending December 31, 2005 for filing with the Securities and Exchange Commission.

Approved by the Lakeland Financial Audit Committee as of December 31, 2005.

Charles E. Niemier	Robert E. Bartels, Jr.	Emily E. Pichon
Richard L. Pletcher	Terry L. Tucker	M. Scott Welch

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Shareholders are also being asked to ratify the appointment of Crowe Chizek and Company LLC as our independent registered public accounting firm for the year ending December 31, 2006. If the appointment of Crowe Chizek is not ratified by shareholders, the matter of the appointment of an independent registered public accounting firm will be considered by the Audit Committee and board of directors. A representative of Crowe Chizek is not expected to be present at the annual meeting.

Accountant Fees

Audit Fees. The aggregate amount of fees billed by Crowe Chizek for its audit of Lakeland Financial’s annual financial statements for fiscal years 2005 and 2004, for its required reviews of our unaudited interim financial statements included in our Form 10-Qs filed during fiscal 2005 and 2004, for the integrated audit of internal control over financial reporting as required under Section 404 of the Sarbanes-Oxley Act and for consents and assistance with documents filed with the SEC were $262,000 and $265,500, respectively.

Audit Related Fees. The aggregate amounts of audit related fees billed by Crowe Chizek for fiscal years 2005 and 2004 were $28,030 and $50,185, respectively. The services included employee benefit plan audits, consulting related to Sarbanes-Oxley Section 404 compliance and other audit related consultations.

Tax Fees. The aggregate amounts of tax related services billed by Crowe Chizek for fiscal years 2005 and 2004 were $18,150 and $77,110, for professional services rendered for tax compliance, tax advice and tax planning. The services provided included assistance with the preparation of Lakeland Financial’s tax return and guidance with respect to estimated tax payments. Additionally, the 2004 fees include costs associated with a tax cost segregation study for branch premises.

All Other Fees. We did not incur any other fees from Crowe Chizek for fiscal years 2005 and 2004 other than the fees reported above.

The Audit Committee, after consideration of the matter, does not believe that the rendering of these services by Crowe Chizek to be incompatible with maintaining Crowe Chizek’s independence as our independent registered public accounting firm.

Audit Committee Pre-Approval Policy

Among other things, the Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by Crowe Chizek. These services include audit and audit-related services, tax services, and other services. Crowe Chizek and management are required to periodically report to the Audit Committee regarding the extent of services provided by Crowe Chizek in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis that the committee had not already specifically approved.

ANNUAL REPORT AND FINANCIAL STATEMENTS

A copy of our Annual Report to Shareholders for the 2005 fiscal year, which also includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2005 (including financial statements), accompanies this proxy statement.

Michael L. Kubacki
Chairman, President and Chief Executive Officer

March 6, 2006

Warsaw, Indiana

ALL SHAREHOLDERS ARE URGED TO SIGN

AND MAIL THEIR     PROXIES PROMPTLY

APPENDIX A

LAKELAND FINANCIAL CORPORATION

AUDIT COMMITTEE CHARTER

Purpose

The Audit Committee is appointed by the Board to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the independent auditor’s qualifications and independence, (3) the performance of the Company’s internal audit function and independent auditors, and (4) the compliance by the Company with legal and regulatory requirements.

Committee Membership

The Audit Committee shall consist of no fewer than three members. The members of the Audit Committee shall meet the independence and experience requirements of the NASDAQ, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the “Exchange Act) and the rules and regulations of the Commission. At least one member of the Audit Committee shall be a financial expert as defined by the Commission. Audit Committee members shall not simultaneously serve on the audit committees of more than two other public companies.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating Committee. Audit Committee members may be replaced by the Board.

Meetings

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. The Audit Committee shall meet periodically with management, the internal auditors and the independent auditor in separate executive sessions. The Audit Committee may request any officer or employee of the Company or the Company’s outside counsel or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

Committee Authority and Responsibilities

The Audit Committee shall have the sole authority to appoint or replace the independent auditor (subject, if applicable, to shareholder ratification). The Audit Committee shall be directly responsible for the compensation and oversight of the work of the independent auditor (including resolution of disagreements between management and the independent auditor regarding financial reporting) for the purpose of preparing or issuing an audit report or related work. The independent auditor shall report directly to the Audit Committee.

The Audit Committee shall preapprove all auditing services and permitted non-audit services to be performed for the Company by its independent auditor, subject to the de minimus exceptions for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act, which are approved by the Audit Committee prior to the completion of the audit.

The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant preapprovals of audit and permitted non-audit services, provided that decisions of such subcommittee to grant preapprovals shall be presented to the full Audit Committee at its next scheduled meeting.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate, to retain independent legal, accounting or other advisors. The Company shall provide for appropriate funding, as determined by the

Audit Committee, for payment of compensation to the independent auditor for the purpose of rendering or issuing an audit report and to any advisors employed by the Audit Committee.

The Audit Committee shall make regular reports to the Board. The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed changes to the Board for approval. The Audit Committee shall annually review the Audit Committee’s own performance.

The Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1.

Review and discuss with management and the independent auditor the annual audited financial statements, including disclosures made in management discussion and analysis, and recommend to the Board whether the audited financial statements should be included in the Company’s Form 10-K.

2.

Review and discuss with management and the independent auditor the Company’s quarterly financial statements prior to the filing of its Form 10-Q, including the results of the independent auditor’s reviews of the quarterly financial statements.

3.

Discuss with management and the independent auditor significant financial reporting issues and judgments made in connection with the preparation of the Company’s financial statements, including any significant changes in the Company’s selection or application of accounting principles, any major issues as to the adequacy of the Company’s internal controls and any special steps adopted in light of material control deficiencies.

4.	Review and discuss quarterly reports from the independent auditors on:
	a)	All critical accounting policies and practices to be used.
b)

All alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor.

c)	Other material written communications between the independent auditor and management, such as any management letter or schedule of unadjusted differences.

5.

Discuss with management the Company’s earnings press releases, including the use of “pro forma” or “adjusted” non-GAAP information, as well as financial information and earnings guidance provided to analysts and rating agencies. Such discussion may be done generally (consisting of discussing the types of information to be disclosed and the types of presentations to be made).

6.	Discuss with management and the independent auditor the effect of regulatory and accounting initiatives as well as off-balance sheet structures on the Company’s financial statements.

7.

Discuss with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies.

Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit.

8.

Including any difficulties encountered in eh course of the audit work, any restrictions on the scope of activities or access to requested information, and any significant disagreements with management.

9.

Review disclosures made to the Audit Committee by the Company’s CEO and CFO during their certification process for the Form 10-K and Form 10-Q about any significant deficiencies in the design or operation of internal controls or material weaknesses therein and any fraud involving management or other employees who have a significant role in the Company’s internal controls.

Oversight of the Company’s Relationship with the Independent Auditor

10.	Review and evaluate the lead partner of the independent auditor team.

11.

Obtain and review a report from the independent auditor at least annually regarding (a) the independent auditor’s internal quality-control procedures (b) any material issues raised by the most recent internal quality –control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years respecting one or more independent audits carried out by the firm, (c) any steps taken to deal with any such issues, and (d) all relationship between the independent auditor and the Company. Evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor’s quality controls are adequate and the provision of permitted non-audit services is compatible with maintaining the auditor’s independence, and taking into account the opinions of management and internal auditors. The Audit Committee shall present its conclusions with respect to the independent auditor to the Board.

12.

Ensure the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law. Consider whether, in order to assure continuing auditor independence, it is appropriate to adopt a policy of rotating the independent auditing firm on a regular basis.

13.	Recommend to the Board policies for the Company’s hiring of employees or former employees of the independent auditor who participated in any capacity in the audit of the Company.

14.	Discuss with the national office of the independent auditor issues on which they were consulted by the Company’s audit team and matters of audit quality and consistency.

Oversight of the Company’s Internal Audit Function

15.	Review the appointment and replacement of the senior internal auditing executive.

16.	Review the significant reports to management prepared by the internal auditing department and management’s responses.

17.	Discuss with the independent auditor and management the internal audit department responsibilities, budget and staffing and any recommended changes in the planned scope of internal audit.

Compliance Oversight Responsibilities

18.	Obtain from the independent auditor assurance that Section 10A(b) of the Exchange Act has not been implicated.

19.

Obtain reports from management, the Company’s senior internal auditing executive and the independent auditor that the Company and its subsidiary/foreign affiliated entities are in conformity with applicable legal requirements and the Company’s Code of Business Conduct and Ethics. Review reports and disclosures of insider and affiliated party transactions. Advise the Board with respect to the Company’s policies and procedures regarding compliance with applicable laws and regulations and with the Company’s Code of Business Conduct and Ethics.

20.

Establish procedures for the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters.

21.

Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any published reports, which raise material issues regarding the Company’s financial statements or accounting policies.

22.	Discuss with the Company’s General Counsel legal matters that may have a material impact on the financial statements or the Company’s compliance policies.

Limitation of Audit Committee’s Role

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosures are complete and accurate and are in accordance with generally accepted accounting principles and applicable rules and regulations. These are the responsibilities of management and the independent auditor.

Revised: February 14, 2006

PROXY FOR COMMON SHARES SOLICITED ON BEHALF OF THE BOARD

OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS OF

LAKELAND FINANCIAL CORPORATION TO BE HELD ON APRIL 11, 2006

The undersigned hereby appoints David M. Findlay and Michael L. Kubacki, or either one of them acting in the absence of the other, with power of substitution, attorneys and proxies, for and in the name and place of the undersigned, to vote the number of common shares that the undersigned would be entitled to vote if then personally present at the annual meeting of shareholders, to be held at Westminster Hall located at 200 Seminary Drive in Winona Lake, Indiana, on the 11th day of April, 2006, at 12:00 p.m., or any adjournments or postponements of the meeting, upon the matters set forth in the notice of annual meeting and proxy statement, receipt of which is hereby acknowledged, as follows:

1.	ELECTION OF DIRECTORS:
FOR all nominees listed below (except as marked to the contrary below) ☐	WITHHOLD AUTHORITY to vote for all nominees listed below ☐

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE, STRIKE A LINE THROUGH THE NOMINEE'S NAME IN THE LIST BELOW.)

Term Expires 2009: George B. Huber, Allan J. Ludwig, Emily E. Pichon and Richard L. Pletcher

2.	RATIFY THE APPOINTMENT OF CROWE CHIZEK AND COMPANY LLC as the Company's independent registered public accounting firm for the year ending December 31, 2006:

☐ For	☐ Against	☐ Abstain

3.	In accordance with their discretion, upon all other matters that may properly come before said meeting and any adjournments or postponements of the meeting.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED UNDER PROPOSAL 1 AND FOR PROPOSAL 2.

Dated:	, 2005
Signature(s)

NOTE: PLEASE DATE PROXY AND SIGN IT EXACTLY AS NAME OR NAMES APPEAR ABOVE. ALL JOINT OWNERS OF SHARES SHOULD SIGN. STATE FULL TITLE WHEN SIGNING AS EXECUTOR, ADMINISTRATOR, TRUSTEE, GUARDIAN, ETC. PLEASE RETURN SIGNED PROXY IN THE ENCLOSED ENVELOPE.